Exhibit 99.1

($ in 000s)	2009E	2010E	2011E	2012E	2013E
Summary Income Statement:
Local Revenue	$449,802	$425,540	$415,095	$396,957	$380,471
Access Revenue	464,610	461,824	506,345	548,728	566,512
Long Distance	167,102	164,620	175,175	171,730	168,719
Data Services	122,451	142,211	162,528	175,453	184,205
Ancillary Revenue	84,497	86,160	85,222	84,284	84,549
Total Revenue	1,288,461	1,280,355	1,344,365	1,377,151	1,384,456

Intercompany Revenue	(109,904)	(118,633)	(133,595)	(142,190)	(149,742)

Net Revenue	1,178,556	1,161,722	1,210,770	1,234,961	1,234,714

Cost of Goods Sold	137,951	126,750	132,554	134,217	132,653
Total Operating Expenses	795,369	732,321	664,565	664,712	664,772

EBITDA from Operations	245,237	302,651	413,651	436,032	437,289

Transition Services Agreement	15,895	0	0	0	0
Systems Cutover Related Expenses	33,657	0	0	0	0
Restructuring	20,945	28,383	0	0	0
Other One-time Items	46,589	15,095	0	0	0
Adjusted Operating EBITDAR (1)	362,322	346,128	413,651	436,032	437,289

($ in 000s)	2009E	2010E	2011E	2012E	2013E
Summary Balance Sheet

Current assets:
Accounts receivable, net	$185,215	$182,667	$187,593	$190,860	$188,305
Materials and supplies	35,341	35,341	35,341	35,341	35,341

Current liabilities:
Accounts payable	108,988	83,633	92,940	90,420	88,273

Other assets
Prepaid pension asset	10,770	12,670	14,570	16,070	17,170
Property, plant, and equipment, net	1,949,932	1,830,165	1,687,245	1,516,801	1,319,735

Other liabilities
Other accrued liabilities	53,290	59,290	59,290	59,290	59,290
Accrued pension liability	53,420	56,120	47,520	42,020	36,220
Employee benefit obligations	254,125	281,758	310,891	342,291	375,491

($ in 000s)	2010E	2011E	2012E	2013E
Unlevered free cash flow:

EBITDA from Operations	$302,651	$413,651	$436,032	$437,289
Less: Change in working capital	(22,807)	4,381	(5,787)	408
Less: Change in other balance sheet items	6,000	—	—	—
Plus: Cash collateral	0	0	0	0
Plus: Prepaid pension asset	(1,900)	(1,900)	(1,500)	(1,100)
Plus: Pension	2,700	(8,600)	(5,500)	(5,800)
Plus: OPEB	27,633	29,133	31,400	33,200
Less: Cash Taxes	(1,000)	(4,868)	(10,684)	(30,248)
Less: Capital Expenditures	(199,711)	(186,711)	(168,711)	(150,711)
Illustrative unlevered FCF	113,566	245,087	275,250	283,039

(1)  Adjusted Operating EBITDAR is before adding back the impact of non-cash pension and OPEB expenses